Exhibit 10.10

Description of Oral Consulting Agreements

1. Bruce A. Hall serves as Chief Executive Officer and Chief Financial Officer of the Company pursuant to an oral agreement among Mr. Hall, Santa Fe Operating, Inc. and the Company (the “Hall Agreement”). Pursuant to the terms of the Hall Agreement, the Company has agreed to pay Mr. Hall a $10,000 monthly fee plus payment of out of pocket expenses. The Hall Agreement is terminable on 30 days’ notice.

2. Tom Griffin serves as a consultant to the Company, pursuant to an oral agreement among Mr. Griffin, SF Petroleum, LLC (an affiliate of the Company) and the Company (the “Griffin Agreement”). Pursuant to the terms of the Griffin Agreement, the Company has agreed to pay Mr. Griffin a $15,000 monthly fee plus payment of out of pocket expenses in return for his consulting services. The Griffin Agreement is terminable on 30 days’ notice.

3. Vernon Hughes serves as a consultant to the Company, pursuant to an oral agreement among Mr. Hughes, SF Petroleum, LLC and the Company (the “Hughes Agreement”). Pursuant to the terms of the Hughes Agreement, the Company has agreed to pay Mr. Hughes a $10,000 monthly fee plus payment of out of pocket expenses in return for his consulting services. The Hughes Agreement is terminable on 30 days’ notice.

4. Diane Dangelmaier serves as a consultant to the Company, pursuant to an oral agreement among Ms. Dangelmaier, SF Petroleum, LLC and the Company (the “Dangelmaier Agreement”). Pursuant to the terms of the Dangelmaier Agreement, the Company has agreed to pay Ms. Dangelmaier a $7,500 monthly fee plus payment of out of pocket expenses in return for her consulting services. The Dangelmaier Agreement is terminable on 30 days’ notice.